Exhibit 99.1

FOR IMMEDIATE RELEASE

FS Investment Corporation Provides Operational Update and Announces Details of Quarterly Stockholder Conference Call

PHILADELPHIA, PA, August 15, 2011 – FS Investment Corporation (“FSIC”), a business development company focused on investing primarily in the debt securities of private U.S. companies, provides an overview of its operating results for the quarter ended June 30, 2011. As previously announced, FSIC will hold its second quarter investor update conference call at 3:00 p.m. EDT on Monday, August 15, 2011 to discuss these results.

Financial Highlights

•
FSIC raised gross proceeds of approximately $319.1 million during the second quarter of 2011, and total gross proceeds since commencing its continuous public offering of approximately $1,115 million through August 12, 2011.

•	During the quarter ended June 30, 2011, FSIC’s portfolio generated:

•	Total GAAP basis net investment income of approximately $14.3 million, or $0.19 per share; and

•	Total net gains and appreciation of approximately $3.5 million, or $0.05 per share.

•	A year-to-date GAAP total return of 7.32%.

•	During the second quarter of 2011, FSIC paid out cash distributions to investors totaling approximately $0.28 per share, including $0.08 per share in special, one-time cash distributions.

•
In April 2011, FSIC announced an increase in the amount of regular semi-monthly cash distributions payable to stockholders of record from $0.032156 per share to $0.033594 per share, beginning with FSIC’s regular semi-monthly distributions paid in May 2011, resulting in an increase in its annual distribution yield from 7.18% to 7.5% based on FSIC’s current public offering price of $10.75 per share.

•
During the second quarter of 2011, FSIC repurchased 79,250 shares of its common stock pursuant to its share repurchase program. FSIC repurchased these shares at a price of $9.675 per share for aggregate consideration of approximately $767,000.  Due to the fact that the tender offer was undersubscribed, FSIC repurchased 100% of the shares validly tendered in the tender offer.

Recent Notable Announcements

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On July 21, 2011, FSIC, through two wholly-owned subsidiaries, entered into a conventional debt financing arrangement with JPMorgan Chase Bank, N.A., London Branch, pursuant to which up to $300 million will be made available to FSIC to fund investments in new securities and for other general corporate purposes.

FSIC’s Chairman and Chief Executive Officer, Michael C. Forman, commented, “FSIC's strong second quarter performance confirms our view that despite challenging market conditions, a well-managed, senior secured loan fund can continue to generate current income for its investors.  In addition to our regular cash distributions, in the second quarter, we distributed $0.08 of special cash distributions to our investors.  We are pleased and honored that an increasing number of investors are choosing to invest in FSIC and, as a result, we’ve had the most successful fundraising quarter in our fund’s history. We would like to thank our stockholders and their financial advisors for investing with us.  You should know that your continued trust and support is deeply appreciated.”

 “Please join me and our team on Monday, August 15th at 3:00 p.m. EDT as we discuss our second quarter performance, as well as our outlook for the months ahead.”

Investor Update Call

FSIC will hold its second quarter investor update call on Monday, August 15, 2011, at 3:00 p.m. EDT.  In order to participate, interested parties should dial (888) 674-0224 at least 10 minutes prior to the beginning of the conference call. A live webcast and a subsequent archive of the call for replay will be available for a period of 30 days following the call under the “Investor Relations” section of FSIC’s website, www.fsinvestmentcorp.com.

Other Information

The information in this press release is summary information only and should be read in conjunction with FSIC’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, which FSIC filed with the Securities and Exchange Commission (“SEC”) on August 12, 2011, as well as FSIC’s other reports filed with the SEC. A copy of FSIC’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 and FSIC’s other reports filed with the SEC can be found on FSIC’s website at www.fsinvestmentcorp.com and the SEC’s website at www.sec.gov.

Forward-Looking Statements

This announcement may contain certain forward-looking statements, including statements with regard to the future performance of FSIC.  Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements.  These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions.  Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the filings FSIC makes with the SEC.  FSIC undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About FS Investment Corporation

FSIC, an investment fund sponsored by Franklin Square Capital Partners (“Franklin Square”), is a publicly registered, non-traded business development company (“BDC”).  A BDC such as FSIC is a type of investment fund that enables investors, including non-accredited investors (subject to certain state-specific suitability standards), to access the private debt asset class.  FSIC focuses primarily on investing in the debt securities of private companies throughout the United States, with the investment objectives of generating current income and, to a lesser extent, long-term capital appreciation for its investors.  FSIC is managed by FB Income Advisor, LLC and is sub-advised by GSO / Blackstone Debt Funds Management LLC, an affiliate of GSO Capital Partners LP (“GSO”).  GSO, with approximately $33.8 billion in assets under management together with certain of its affiliates as of June 30, 2011, is the credit platform affiliate of The Blackstone Group L.P.  For more information, please visit www.fsinvestmentcorp.com.

About Franklin Square Capital Partners

Franklin Square is a national sponsor and distributor of alternative investment products structured for the mainstream investor.  Founded in 2007 by an experienced group of alternative investment industry professionals, Franklin Square’s goal is to bring the benefits of an institutional-class investment portfolio to investors through exposure to innovative alternative investment products managed by what it deems to be best-in-class alternative asset managers.  Franklin Square believes that institutional investment portfolios, with their access to the strong return potential and diversifying power of alternative assets, are better-suited to manage risk and generate above-market returns than their traditional counterparts.  Franklin Square is committed to best practices and transparency, including a commitment to fully earned distributions, mark-to-market pricing and a significant sponsor investment in its products.  Franklin Square distributes its sponsored financial products to the broker-dealer community through its affiliated wholesaling broker-dealer, FS2 Capital Partners, LLC.  For more information, please visit www.franklinsquare.com.